EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Insmed Incorporated Amended and Restated 2000 Stock Incentive Plan and the Insmed Employee Stock Purchase Plan of our reports dated March 15, 2005, with respect to the consolidated financial statements of Insmed Incorporated, Insmed Incorporated management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Insmed Incorporated, included in its Annual Report (Form 10-K/A), for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

Richmond, Virginia
November 4, 2005	/s/ Ernst & Young